Exhibit 21.1

                                  Subsidiaries


1. Stimsonite Australia Pty Limited, a corporation organized under the laws of New South Wales, Australia

2. Stimsonite Europa Limited, a corporation organized under the laws of the United Kingdom

3. Stimsonite Foreign Sales Corporation, a corporation organized under the laws of Barbados

4. Stimsonite Hong Kong Limited, a corporation organized under the laws of Hong Kong

5.    Stimsonite International Corporation, a Delaware corporation

6.    Stimsonite Paint Corporation, a Delaware Corporation


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